                                                                    EXHIBIT 10.2
                                  AGREEMENT AND
                  AMENDMENT TO CAPITAL STOCK PURCHASE AGREEMENT

         This AGREEMENT AND AMENDMENT TO CAPITAL STOCK PURCHASE AGREEMENT is made and entered into this ___ day of March 2000 by and among CORE, INC., a Massachusetts corporation ("CORE"), DISABILITY REINSURANCE MANAGEMENT SERVICES, INC., a Delaware corporation ("DRMS"), and MICHAEL D. LACHANCE, JAMES T. FALLON, LISA O. HANSEN, DAVID C. MITCHELL AND DAVID K. RICH (each a "Stockholder" and collectively the "Stockholders").

         WHEREAS, CORE, DRMS and the Stockholders are the parties to a certain Capital Stock Purchase Agreements dated as of August 31, 1998 pursuant to which CORE purchased all of the issued and outstanding shares of capital stock of DRMS from the Stockholders (the "DRMS Stock Purchase Agreement"); and

         WHEREAS, in connection with the DRMS Stock Purchase Agreement, each of the Stockholders entered into a separate Employment Agreement with DRMS as of August 31, 1998 (each an "Employment Agreement" and collectively, the "Employment Agreements"), providing for, subject to the terms and conditions set forth therein, the continued employment of each Stockholder for a certain Term (as defined therein); and

         WHEREAS, under Section 1.2(a)(ii) of the DRMS Stock Purchase Agreement, the Stockholders were to receive certain Additional Consideration (consisting of up to Three Hundred Seventy-Five Thousand (375,000) shares of Core Common Stock), in the event DRMS was able to meet certain earnings levels for a Measuring Period equal to the twelve (12) consecutive quarters following CORE's purchase of the DRMS capital stock from the Stockholders (as described in EXHIBIT A to the DRMS Stock Purchase Agreement); and

         WHEREAS, in recognition of DRMS' favorable earnings performance to date, the Stockholders' contribution to that performance and the willingness of certain of the Stockholders to take on additional responsibilities under the Employment Agreements, CORE is willing to pay the full Additional Consideration to all the Stockholders prior to the end of the Measuring Period, subject to the restrictions on transfer and other provisions hereof.

         NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged by all parties hereto, the parties hereto hereby agree as follows:

1. PAYMENT OF ADDITIONAL CONSIDERATION IN FULL. Notwithstanding the provisions of EXHIBIT A to the DRMS Stock Purchase Agreement, on April 1, 2000, CORE shall pay to the Stockholders the full Additional Consideration of Three Hundred Seventy-Five Thousand (375,000) shares of CORE Common Stock by issuing said shares to the Stockholders in accordance with the allocation set forth on SCHEDULE A hereto.

2. AMENDMENT OF EMPLOYMENT AGREEMENTS. James T. Fallon, Lisa O. Hansen and Michael D. Lachance, each agree to execute and deliver an amendment to his or her Employment Agreement substantially in the form of EXHIBIT I hereto expanding his or her duties thereunder.

3. STOCKHOLDER REPRESENTATIONS AND WARRANTIES. Each Stockholder acknowledges that he or she made certain representations and warranties with respect to the DRMS Stock Purchase Agreement and each is willing to make substantially similar representations and warranties with respect to this Agreement. Accordingly, each Stockholder represents and warrants (with respect to himself or herself and not with respect to the other Stockholders) that:

                  (a) Such Stockholder is an individual whose residential address is set forth on SCHEDULE A hereto. None of the Stockholders are corporations, partnerships or any other type of entity.

                  (b) Such Stockholder has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms and conditions. Such Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Stockholder is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Stockholder is a party or by which he or she is bound or to which any of his or her assets is subject.

                  (d) Such Stockholder (i) understands that the shares of CORE Common Stock to be issued to him or her as provided in this Agreement have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
                  (ii) is acquiring such CORE Common Stock solely for his or her own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters who is capable of evaluating the merits and risks of owning CORE Common Stock), (iv) has had the opportunity to obtain information concerning CORE as desired, including the opportunity to ask questions of CORE's management in order to evaluate the merits and the risks inherent in holding CORE Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding CORE Common Stock, (vi) understands that no federal or state agency has passed upon the shares of CORE Common Stock to be issued as provided in this Agreement or made any

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

                  finding or determination as to the fairness of this transaction, (vii) understands that there are substantial risks incident to an investment in CORE Common Stock, including, without limitation, those set forth in the document entitled "CORE, Inc. Risk Factors" provided to each Stockholder in August 1998 in connection with the DRMS Stock Purchase Agreement, (viii) understands that the holders of CORE Common Stock, including the Stockholders (as defined in this Agreement) are not assured of any return on an investment in CORE Common Stock, and (ix) is not relying on CORE with respect to individual tax or other economic considerations involved in this transaction.

         (e) Such Stockholder has carefully reviewed and understands this Agreement, the DRMS Stock Purchase Agreement and all documents related thereto or provided in connection therewith (including, without limitation, the document entitled "CORE, Inc. Risk Factors").

         (f) Such Stockholder is an "Accredited Investor" as such term is defined under the Securities Act or 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, as he or she falls within at least one of the following categories:

                  (i) a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000; or

                  (ii) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and who has a reasonable expectation of reaching the same income level in the current year.

4. RESTRICTIONS ON TRANSFER. Each Stockholder further covenants and agrees (with respect to himself or herself and not with respect to the other Stockholders) that prior to September 30, 2001, he or she will not (i) directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of, other than by operation of law, any shares of CORE Common Stock to be issued hereunder, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of CORE Common Stock to be issued hereunder.

 In addition, with respect to the shares of CORE Common Stock to be issued hereunder, each Stockholder hereby defers, from the date hereof until September 30, 2001, any and all rights that he or she would otherwise have under that certain Registration Rights Agreement between CORE and the Stockholders dated August 31, 1998 (the "Registration Rights Agreement"), said Registration Rights Agreement being, in effect, suspended until September 30, 2001 with respect to the shares of CORE Common Stock to be issued hereunder. However, there shall be no suspension or diminution of Stockholders rights under the Registration Rights Agreement with respect to the shares of CORE Common Stock issued to Stockholders on August 31, 1998.

The restrictions set forth in the first paragraph of this Section and the waiver set forth in the preceding paragraph shall be null, void and without effect in the event there occurs a change in control of CORE prior to September 30, 2001. For purposes of this Agreement, a "change in control of CORE" shall be deemed to have occurred if:

         (a) there is a merger or consolidation of CORE in which CORE is not the continuing or surviving corporation;

         (b) CORE sells substantially all of its assets to a single purchaser or to a group of associated purchasers;

         (c) at least two-thirds of the outstanding common stock of CORE is sold, exchanged or otherwise disposed of in one transaction or in a series of related transactions;

         (d) any person or entity becomes directly or indirectly the owner or beneficial owner of 50% or more of CORE's outstanding common stock;

         (e) individuals who at the date hereof constitute the Board of Directors of CORE cease to constitute a majority thereof, PROVIDED THAT such change is the direct or indirect result of a proxy fight and contested election for positions on the Board; or

         (f) the Board of Directors of CORE determines in its sole and absolute discretion that there has been a change in control of CORE.

4A. Notwithstanding any provision of this Agreement to the contrary, if otherwise permissible under securities laws and other laws, the provisions of
Section 4 shall not restrict any Stockholder's ability to:

          (a) transfer CORE Common Stock to his or her spouse or children or to a testamentary or INTER VIVOS trust created for the benefit of his or her spouse, children or other heirs, provided such transferee shall agree in writing to the restrictions on transfer set forth in Section 4;

         (b) transfer CORE Common Stock after his or her death or disability;

         (c) transfer CORE Common Stock at any time after either CORE or DRMS terminates the Stockholder's employment other than for cause;

         (d) vote to approve, or dissent from, any merger, consolidation or substantial sale of assets by CORE;

         (e) transfer CORE Common Stock pursuant to any offer by CORE to redeem CORE Common Stock; or

         (f) transfer CORE Common Stock pursuant to any tender offer for CORE Common Stock subject to Regulations 14D and 14E.

         5. AFFECT ON OTHER PROVISIONS OF DRMS STOCK PURCHASE AGREEMENT OR RELATED AGREEMENTS.

         (a) Other than as set forth above, the parties are not amending or revising any continuing obligations under the DRMS Stock Purchase Agreement, the

                  Employment Agreements, the Registration Rights Agreement or any other related agreements.

         (b) Any capitalized term used but not defined herein shall have the meaning as set forth in the DRMS Stock Purchase Agreement.

         (c) The provisions of Article VI of the DRMS Stock Purchase Agreement shall govern any and all breaches or violations or alleged breaches or violations of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the date first above written.


DISABILITY REINSURANCE
MANAGEMENT SERVICES, INC.                             CORE, INC.


By: /s/  George C. Carpenter IV                  By: /s/  George C. Carpenter IV
    ---------------------------                      ---------------------------
Title: Vice President                            Title: Chairman and Chief
                                                        Executive Officer



    /s/ Michael D. Lachance                          /s/ James T. Fallon
    ---------------------------                      ---------------------------
    MICHAEL D. LACHANCE                              JAMES T. FALLON



    /s/ Lisa O. Hansen                               /s/ David C. Mitchell
    --------------------------------                 ---------------------------
    LISA O. HANSEN                                   DAVID C. MITCHELL



                                  /s/ David K. Rich
                                  ------------------
                                  DAVID K. RICH



ATTACHMENTS

Schedule A - Allocation of 375,000 shares of CORE Common Stock, including addresses Exhibit I - Form of Amendment Number 1 to Employment Agreement

                                   SCHEDULE A
         TO AGREEMENT AND AMENDMENT TO CAPITAL STOCK PURCHASE AGREEMENT

                ALLOCATION OF 375,000 SHARES OF CORE COMMON STOCK

NAME AND ADDRESSES                                 NUMBER OF SHARES
James T. Fallon                                        101,250         (27.0%)
Essex Drive
Yarmouth, ME 04096

Lisa O. Hansen                                         101,250         (27.0%)
429 Old Ocean House Road
Cape Elizabeth, ME 04107

Michael D. Lachance                                    101,250         (27.0%)
8 Schooner Ridge Road
Cumberland Foreside, ME 04110

David C. Mitchell                                        24,375         (6.5%)
24 Cole Field Road
Cape Elizabeth, ME 04107

David K. Rich                                            46,875        (12.5%)
10 Long Sands Road
Center Ossipee, NH 03814
                                                        -------
                                               TOTAL:   375,000         (100%)


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